EXHIBIT 4.1

EPICOR SOFTWARE CORPORATION

2005 STOCK INCENTIVE PLAN AND

UNDERLYING FORM OF STOCK OPTION AGREEMENT

EPICOR SOFTWARE CORPORATION

2005 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are:

•	to attract and retain qualified personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Options granted under the Plan will be Nonstatutory Stock Options. Stock Purchase Rights and Stock Appreciation Rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means individually or collectively, a grant under the Plan of Options, Stock Purchase Rights or Stock Appreciation Rights.

(d) “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(h) “Common Stock” means the Common Stock of the Company.

(i) “Company” means Epicor Software Corporation, a Delaware corporation.

(j) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(k) “Director” means a member of the Board.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(m) “Employee” means any person, including Officers, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(p) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option, SAR or Stock Purchase Right grant. The Notice of Grant is part of the Award Agreement or Restricted Stock Purchase Agreement, as the case may be

(q) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r) “Option” means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Optioned Stock” means the Common Stock subject to an Option, SAR or Stock Purchase Right.

(t) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means the holder of an outstanding Award granted under the Plan.

(v) “Plan” means this 2005 Stock Incentive Plan.

(w) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 of the Plan.

(x) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Participant evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and Notice of Grant.

(y) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(z) “Service Provider” means an Employee, Consultant or Director.

(aa) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(bb) “Stock Appreciation Right” or “SAR” means a stock appreciation right granted pursuant to Section 12 of the Plan.

(cc) “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 11 of the Plan.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is three million (3,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of any Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(b) Other Administration. Other than as provided above, the Plan shall be administered by (a) the Board or (b) a Committee, which Committee shall be constituted to satisfy Applicable Laws.

(c) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 16(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to determine the terms and restrictions applicable to Awards;

(xii) to allow a Participant to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

Notwithstanding the foregoing or any other provisions of the Plan, the Administrator shall not be allowed to adjust or amend the exercise price of any Options previously granted hereunder, whether through amendment, cancellation or replacement grants or through any other means.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Awards may be granted to Service Providers.

6. Limitations.

(a) No Guarantee of Continued Service Relationship. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(b) Internal Revenue Code Section 162(m) Limitations. The following limitations shall apply to grants of Options and Stock Appreciation Rights:

(i) No Service Provider shall be granted, in any fiscal year of the Company, Options and Stock Appreciation Rights to purchase or receive more than 1,500,000 Shares.

(ii) In connection with his or her initial service, a Service Provider may be granted Options and Stock Appreciation Rights to purchase or receive up to an additional 1,500,000 Shares which shall not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. The foregoing limitations shall not apply to grants of Stock Purchase Rights under the Plan.

7. Term of Plan. The Plan shall become effective upon the date of its approval by the stockholders of the Company. It shall continue in effect for ten (10) years, unless sooner terminated under Section 16 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Award Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, but shall in no event be less than 100% of Fair Market Value.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement (after the payment of any applicable tax withholding);

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(viii) any combination of the foregoing methods of payment.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option, but only within such period of time as is specified in the Award Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

12. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, subject to the limits set forth in Section 6.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the exercise price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

(d) SAR Agreement. Each SAR grant shall be evidence by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that no SAR shall have a term of more than ten (10) years from the date of grant. Notwitstanding the foregoing, the rules of Section 10(b), (c) and (d) also shall apply to SARs.

(f) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

The number of Shares with respect to which the SAR is exercised.

(g) Form of Payment. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

13. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments Upon Changes in Capitalization or Change of Control.

(a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%), or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Board of Directors in the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Awards in order to preserve, but not to increase, the benefits to persons then holding Awards.

(b) In the event that a Change of Control (as defined below) occurs, the vesting of all Options, SARs and Stock Purchase Rights shall be accelerated immediately prior thereto and Participants holding such Awards shall have the right to exercise their Options, SARs or Stock Purchase Rights in respect to any or all of the Shares then subject thereto. Any Company repurchase option with respect to Restricted Stock shall immediately lapse with respect to all such Restricted Stock. To the extent possible, the Administrator shall cause written notice of the Change of Control to be given to the persons holding Awards not less than ten (10) days prior to the anticipated effective date of the Change of Control. In the event of a Change of Control, the Administrator may take such other action as is equitable and fair.

(c) For the purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, a Company subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor; or

(ii) At least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

(iii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or

(iv) A sale, transfer or other disposition of assets involving fifty percent (50%) or more in value of the assets of the Company; or

(v) The dissolution of the Company, or liquidation of more than fifty percent (50%) in value of the Company; or

(vi) Any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

15. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

17. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

2005 Agreement No «NUM»

EPICOR SOFTWARE CORPORATION

2005 STOCK INCENTIVE PLAN

FORM OF STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I.	NOTICE OF STOCK OPTION GRANT

«FIRST_NAME» «LAST_NAME»:

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number	«NUM»

Date of Grant	«OPTION_DATE»

Vesting Commencement Date	«OPTION_DATE»

Exercise Price per Share	«OPTION_PRICE»

Total Number of Shares Granted	«SHARES_GRANTED»

Total Exercise Price	«TOTAL_OPTION_PRICE»

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	«EXPIRATION_DATE_PERIOD_1»

Vesting Schedule:

Subject to accelerated vesting as set forth in Section 14 of the Plan, this Option may be exercised, in whole or in part, in accordance with the following schedule:

Twenty-five percent (25%) of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and the remaining seventy-five percent (75%) of the Shares subject to the Option shall vest equally each quarter (90 days) thereafter for the next three years such that the entire amount of Shares subject to the Option shall be fully vested 4 years from the Vesting Commencement Date, subject to the Optionee continuing to be a Service Provider on such dates.

Termination Period:

This Option may be exercised as to vested shares for three months after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for one year after Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

II.	AGREEMENT

A.	Grant of Option.

The Plan Administrator of the Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 16(b) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

B.	Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable through the cashless exercise program or by delivery of an Exercise Notice, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Stock Option Plan Administrator of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

C.	Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

1. cash; or

2. check; or

3. consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

4. surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

5. a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement (after the payment of any applicable tax withholding).

D.	Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

E.	Term of Option.

This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

F.	Tax Consequences.

Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

1. Exercising the Option. The Optionee may incur regular federal income tax liability upon exercise of a nonstatutory stock option (“NSO”). The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

2. Disposition of Shares. If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

G.	Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

H.	NO GUARANTEE OF CONTINUED SERVICE.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.

Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Optionee:	Epicor Software Corporation

Signature	By	John D. Ireland

«FIRST_NAME» «LAST_NAME»	General Counsel and Vice President

Address